Exhibit 99.1
Dear Shareholders,
The third quarter was another excellent quarter for Carvana.
It was another big step on our path to selling 3 million cars at 13.5% Adjusted EBITDA margin per year.
Starting with the strides we are making toward 3 million: In the quarter, we sold 217,000 units - our first quarter over 200,000.
That’s up just under 40% from a year ago, and with eight straight quarters of growth in that same range, we are now double the size we were just two years ago.
For context, the industry was once again approximately flat compared to last year. This makes clear that our growth is coming from market share gains as customers continue to migrate to Carvana because of the experience we offer, the selection we provide, and the value we deliver.
We are the fastest-growing automotive retailer for deep, sustainable reasons.
Moving to the margins we are generating: in the third quarter we produced just under $500 million of Net income and $800 million of Adjusted EBITDA resulting in a 6% Net income margin and a 10% Adjusted EBITDA margin. We achieved these results despite a backdrop of rapid increases in both interest rates and fuel prices.
For the 10th quarter in a row, our margins are about 2x that of the industry average. These results reflect a business built differently from the ground up.
We have a business model that benefits from a different supply chain, a different technology stack, and greater vertical integration, creating a fundamentally different customer experience and the economics that come with it.
We are the most profitable automotive retailer for deep, sustainable reasons.
Over the last two years, we have driven up our Net Promoter Score by 9 points and provided our customers with twice as much selection, delivery times that are 2 days faster, lower interest rates on their loans relative to benchmarks, and a continually simplifying process.
The moat is widening.
And we’re nowhere near done improving the machine. We still see opportunity in every step of the customer experience and in every line item of our financial statements.
Our current retail unit run rate puts us at a scale of 870,000 units per year. Excitingly, this is about 2% share of the used market and about 1.5% of the market overall. We have built a powerful machine and we are early in the process of realizing its potential.

Summary of Q3 2026 Results
Q3 2026 Financial Results: All financial comparisons stated below are versus Q3 2025 unless otherwise noted. Complete financial tables appear at the end of this letter.
•Retail units sold totaled 217,385, an increase of 39%
•Revenue totaled $8.040 billion, an increase of 42%
•Total Gross profit was $1.521 billion, an increase of 32%
•Total Gross profit per unit ("GPU") was $6,997, a decrease of $365
•Non-GAAP Total GPU was $7,093, a decrease of $410
•Net income margin was 6.0%, an increase from 4.7%
◦Net income totaled $483 million, an increase of $220 million1
•Adjusted EBITDA margin was 10.0%, a decrease from 11.3%
◦Adjusted EBITDA totaled $800 million, an increase of $163 million
•GAAP Operating margin was 8.9%, a decrease from 9.8%
◦GAAP Operating income was $714 million, an increase of $162 million
•Basic and diluted net earnings per Class A share were $0.40 and $0.39, respectively, based on 721 million and 740 million shares of Class A common stock outstanding, respectively
◦Assuming full conversion of LLC units and other dilutive effects, there would have been 1.127 billion shares of Class A common stock outstanding

1 Net income in Q3 2026 was negatively impacted by $53 million from Loss on debt extinguishment associated with the early redemption of our Senior Secured Notes due 2030. Net income in Q3 2025 was negatively impacted by $120 million associated with changes in the fair value of warrants.

Outlook
Our results through Q3 position us well for a strong finish to 2026. Looking toward the fourth quarter, we expect the following as long as the environment remains stable:
•A sequential increase in retail units sold, and
•Adjusted EBITDA2 in the higher end of our previously communicated range of $2.7 to $3.0 billion for the full year 2026.
A Note on 2027 Reporting
Over the past several years, we have focused our reporting and targets on non-GAAP financial metrics, including Non-GAAP GPU, Non-GAAP SG&A expense, and Adjusted EBITDA, which we believe have provided the clearest illustration of our business performance. As we marched toward industry-leading profitability, these metrics served as useful markers of our progress.
At our current scale and profitability, GAAP profitability metrics, including Operating income and Net income, have become a simpler and clearer framing for our targets and execution. Accordingly, in 2027, we plan to shift our primary reporting focus from our historical Non-GAAP metrics to their GAAP counterparts, including Total GPU and its components, SG&A expense, Operating income, and Net income.
In line with our focus on GAAP metrics, in 2027 we will convert our mid-term goal to selling 3 million retail units annually at a 12.5% Operating margin between 2030 and 2035. We view this margin target as equivalent, on a GAAP basis, to the 13.5% Adjusted EBITDA margin target we introduced in early 2025.
When we simplify our financial metrics in 2027, we will also simplify our approach to outlook. Now that we are solidly in our long-term profitable growth phase, we will align our financial outlook more closely with the mid-term and long-term goals that guide our strategy. Beginning with our Q4 2026 earnings call, we do not plan to provide quarterly or annual financial outlooks. Instead, we will focus our forward-looking communication on our longer-term goals and our progress toward achieving them.

Third Quarter Results
Q3 2026 was another record-setting quarter for Carvana, and again demonstrated the efficiency and scalability of our vertically integrated model. In Q3, we set new company records in retail units sold, revenue, gross profit, GAAP Operating income, and Adjusted EBITDA.
Retail units sold reached a new all-time high of 217,385, increasing 39% year-over-year, while the broader industry was approximately flat. We again paired industry-leading growth with industry-leading profitability, generating Net income margin of 6.0% and Adjusted EBITDA margin of 10.0%.
1 All data points are as of the most recent publicly reported fiscal quarter.

2 In order to clearly demonstrate our progress and highlight the most meaningful drivers within our business, we continue to use forecasted Non-GAAP financial measures, including forecasted Adjusted EBITDA. We have not provided a quantitative reconciliation of forecasted GAAP measures to forecasted Non-GAAP measures within this communication because we are unable, without making unreasonable efforts, to forecast fair value changes or calculate one-time or restructuring expenses. These items could materially affect the computation of forward-looking Net Income (loss). Forecasted results and future objectives may be impacted by factors outside Carvana’s control. See “Forward Looking Statements” herein.

GAAP and Non-GAAP Total GPU decreased by $365 and $410 year-over-year, respectively. The decreases were primarily driven by our decision to give back to customers in the form of lower rates on their loans relative to benchmark rates as well as lower wholesale GPU as we scaled retail units sold faster than wholesale marketplace gross profit, partially offset by higher spreads between retail and wholesale prices.
Our overall results in Q3 were also impacted by elevated fuel prices and rapidly rising benchmark interest rates. In total, we estimate that overall unit economics were negatively impacted by ~$200 per unit from these two factors.
We continue to see significant opportunities to improve efficiency, deliver more value to customers, and grow into our existing infrastructure. These opportunities support continued progress toward our mid-term and long-term goals.

Bigger Machine, Better Machine
Q3 2026 marks our eighth consecutive quarter of approximately 40% retail unit growth. A look back to Q3 2024 underscores our scalability, the benefits of our infrastructure investments, and the durability of our unit economics across a range of macroeconomic and industry conditions.
Over the last 2 years, we have focused on balancing growth, customer experiences, and unit economics. That focus has resulted in doubling the scale of our business since Q3 2024 while also delivering better customer experiences and consistent unit economics, excluding our wholesale marketplace, which does not scale at the same rate as our retail offering.
It is worth noting that the comparison above understates the leverage and fundamental gains achieved over these periods for three reasons:
1.Q3 2024 was positively impacted by ~$250 per unit due to loan sale timing and falling benchmark rates
2.Q3 2026 was negatively impacted by ~$200 per unit due to higher fuel prices and rising benchmark rates
3.We have given back to consumers in multiple ways, including lowering interest rates on customer loans by over 100 basis points relative to benchmark rates.
This combination of growth, better customer experiences, and strong unit economics, all realized in a dynamic environment, reflects the power of our platform and the opportunities we see to keep building on it.

Building the Machine
The foundation of our business is the platform that we developed over the last 14 years: the shared infrastructure, technology, and capabilities that support our customer experience and business economics. This platform continuously evolves to support our business.
Growth strengthens the machine by creating more opportunities to improve and apply these platform capabilities. A stronger machine, in turn, helps us serve more customers, operate more effectively, and support new offerings with less incremental time and investment, which drives further growth.
An example of this is our recent introduction of new vehicles on Carvana.com from our seven Stellantis franchise dealerships. Much of the infrastructure required to bring a new category of vehicles to customers already existed: a nationwide customer base, national merchandising, personalized financing, digital checkout, customer support, fulfillment infrastructure, and title and registration workflows. Rather than create the capabilities necessary to support new car transactions from the ground up, we applied the capabilities we had already built and refined, significantly reducing the runway, complexity, and investment required to launch this offering, while also enhancing the quality.
This example cements the principle: growth strengthens our machine and a stronger machine enables more growth and opportunity.

Expanding Production Capacity
In Q3, we made continued progress expanding production capacity across our nationwide footprint. In the quarter, we integrated retail production capabilities at two ADESA locations, bringing our total integrated sites to 21. We also began construction on two additional full buildouts at ADESA locations. This brings the total number of full buildout sites currently under construction to three, all of which we expect to begin production in 2027.
Our current footprint gives us fully built out annual capacity for approximately 1.5 million retail units, with real estate to support annual retail production of 3 million retail units.

Looking forward, we will continue investing in our infrastructure ahead of future growth. By building excess reconditioning capacity, we expect to benefit from near-term operational flexibility while laying a clear foundation to support growth over the medium and long term.

Summary
The third quarter was another clear step in our consistent march to hitting our goals.
We are the fastest-growing and most profitable automotive retailer in the country.
We are knocking on the door of becoming the largest.
We have line of sight to our goal of selling 3 million cars per year and achieving 13.5% Adjusted EBITDA margin.
And we are still just 2% of our enormous market.
The march continues,
Ernie Garcia, III, Chairman and CEO
Mark Jenkins, CFO

Appendix I: GPU and SG&A Expense Detail
Year-over-year changes in components of Total GPU and Total SG&A Expense per Unit were driven by the factors outlined below.

Conference Call Details
Carvana will host a conference call today, October 28, 2026, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715. A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until Wednesday, November 4, 2026, by dialing (855) 669-9658.
Forward Looking Statements
This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, strategy, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "can," "could," "estimate," "expect," "forecast," “goal,” "intend," "likely," "may," “opportunity,” "outlook," "plan," “position,” "potential," "project," "projection," "seek," "should," "target," “will,” "would," the negatives thereof and other words and terms of similar meaning.
Forward-looking statements include all statements that are not historical facts, including expectations regarding our future financial performance; our planned changes to financial reporting and outlook practices; scale; customer experiences; forecasted results, including forecasted Adjusted EBITDA and forecasted retail units sold; the composition of and trends in Total GPU, including Retail GPU and Other GPU, and our use of retail pricing and customer-facing interest rate levers; the impact of fuel prices and interest rates; operational and efficiency initiatives and gains; our strategy; potential infrastructure capacity utilization, integration, buildouts, and potential benefits therefrom; efficiency gains and opportunities to improve our results, including opportunities to increase our margins and reduce our expenses, trends or expectations regarding inventory, expected customer patterns and demand; expectations on anticipated timing of increased production output; potential benefits from and expectations regarding new technology, including the use of artificial intelligence; our new vehicle offering; anticipated benefits of integrations, including relating to ADESA; our long-term and mid-term financial goals; unexpected macroeconomic conditions, including geopolitical, trade, and regulatory uncertainty and commodity prices; and growth opportunities. Such forward-looking statements are subject to various risks and uncertainties.
Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to: the larger automotive ecosystem, including consumer demand, global supply chain challenges, and other macroeconomic issues, including the effects of tariffs and other trade restrictions, interest rates, fuel and energy costs, and the conflict in Iran on our business and industry; our ability to effectively manage our rapid growth; changes in prices of new and used vehicles; changes in laws, regulations, and industry practices applicable to the sale, financing, and advertising of new and used vehicles, including recent FTC rulemaking; our ability to utilize our available infrastructure capacity, build out reconditioning facilities, and realize the expected benefits therefrom, including increased margins and lower expenses; the benefits from our initiatives relating to ADESA; our ability to scale up our business; our ability to raise additional capital and our substantial indebtedness; our ability to maintain customer service quality and reputational integrity and enhance our brand; the seasonal and other fluctuations in our quarterly and annual operating results; our relationship with DriveTime and its affiliates; the highly competitive industry in which we participate, which among other consequences, could impact our long-term growth opportunities; our ability to acquire and expeditiously sell desirable inventory; our ability to grow complementary product and service offerings; our use of artificial intelligence technology; and the other risks identified under the “Risk Factors” section in our Annual Report on Form 10-K for the fiscal year ended December 31, 2025.
There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Use of Non-GAAP Financial Measures
As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.
Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.
Investor Relations Contact Information: Mike McKeever, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and par values)

	September 30, 2026	December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$3,049	$2,327
Restricted cash	123	102
Accounts receivable, net	320	245
Finance receivables held for sale, net	896	813
Vehicle inventory	3,456	2,408
Beneficial interests in securitizations	557	486
Other current assets, including $12 and $5, respectively, due from related parties	227	168
Total current assets	8,628	6,549
Property and equipment, net	2,914	2,814
Operating lease right-of-use assets, including $9 and $6, respectively, from leases with related parties	434	443
Intangible assets, net	51	47
Goodwill	12	10
Deferred tax assets	2,905	3,064
Other assets	251	274
Total assets	$15,195	$13,201
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities, including $35 and $21, respectively, due to related parties	$1,574	$1,100
Short-term revolving facilities	71	58
Current portion of long-term debt	283	227
Other current liabilities, including $79 and $31, respectively, due to related parties	202	134
Total current liabilities	2,130	1,519
Long-term debt, excluding current portion	4,874	4,830
Operating lease liabilities, excluding current portion, including $7 and $5, respectively, from leases with related parties	388	406
Tax receivable agreement liability, including $1,645 and $1,721, respectively, due to related parties	2,130	2,228
Other liabilities	20	15
Total liabilities	9,542	8,998
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value - 50,000 shares authorized; none issued and outstanding as of each of September 30, 2026 and December 31, 2025	—	—
Class A common stock, $0.001 par value - 2,500,000 shares authorized; 721,812 and 711,148 shares issued and outstanding as of September 30, 2026 and December 31, 2025, respectively	1	1
Class B common stock, $0.001 par value - 625,000 shares authorized; 380,547 shares issued and outstanding as of each of September 30, 2026 and December 31, 2025	—	—
Additional paid-in capital	3,498	3,449
Accumulated other comprehensive income	13	—
Retained earnings (accumulated deficit)	840	(9)
Total stockholders' equity attributable to Carvana Co.	4,352	3,441
Non-controlling interests	1,301	762
Total stockholders' equity	5,653	4,203
Total liabilities & stockholders' equity	$15,195	$13,201

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Sales and operating revenues:
Retail vehicle sales, net	$6,144	$3,996	$16,479	$10,381
Wholesale sales and revenues, including $8, $11, $34 and $28, respectively, from related parties	1,302	1,177	3,723	3,064
Other sales and revenues, including $129, $93, $360 and $248, respectively, from related parties	594	474	1,646	1,274
Net sales and operating revenues	8,040	5,647	21,848	14,719
Cost of sales, including $4, $3, $13 and $10, respectively, to related parties	6,519	4,499	17,672	11,578
Gross profit	1,521	1,148	4,176	3,141
Selling, general and administrative expenses, including $12, $9, $34 and $24, respectively, to related parties	805	595	2,199	1,681
Other operating expense, net	2	1	2	3
Operating income	714	552	1,975	1,457
Interest expense, net	98	125	298	407
Loss on debt extinguishment	53	14	53	16
Other expense, net	11	154	52	92
Net income before income taxes	552	259	1,572	942
Income tax provision (benefit)	69	(4)	171	(2)
Net income	483	263	1,401	944
Net income attributable to non-controlling interests	194	112	552	394
Net income attributable to Carvana Co.	$289	$151	$849	$550

Net earnings per share of Class A common stock - basic	$0.40	$0.22	$1.18	$0.81
Net earnings per share of Class A common stock - diluted	$0.39	$0.21	$1.15	$0.76

Weighted-average shares of Class A common stock outstanding - basic	720,857	696,066	717,456	681,236
Weighted-average shares of Class A common stock outstanding - diluted	739,910	731,374	740,051	720,501

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)
(In millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net income	$483	$263	$1,401	$944
Other comprehensive income, net of tax:
Unrealized gain on cash flow hedge, net of tax provision of $4, $0, $4, and $0, respectively	12	—	12	—
Reclassification adjustment for losses on cash flow hedge included in interest expense, net, net of tax benefit of $0, $0, $0, and $0, respectively	1	—	1	—
Total other comprehensive income, net of tax	13	—	13	—
Comprehensive income	496	263	1,414	944
Comprehensive income attributable to non-controlling interests	194	112	552	394
Comprehensive income attributable to Carvana Co.	$302	$151	$862	$550

CARVANA CO. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in millions)

	Nine Months Ended September 30,
	2026	2025
Cash Flows from Operating Activities:
Net income	$1,401	$944
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	202	206
Equity-based compensation expense	75	74
Deferred income taxes	157	(2)
Tax receivable agreement expense	2	105
Loss on disposal of property and equipment	1	3
Loss on debt extinguishment	53	16
Payment-in-kind interest expense	—	182
Provision for bad debt and valuation allowance	11	12
Amortization of debt issuance costs, premium, and original issue discount	13	6
Unrealized loss (gain) on warrants to acquire common stock	62	(3)
Unrealized gain on beneficial interests in securitizations	(12)	(8)
Changes in finance receivable related assets:
Originations of finance receivables	(14,187)	(9,180)
Proceeds from sale of finance receivables, net	14,722	9,583
Gain on loan sales	(1,084)	(878)
Principal payments received on finance receivables held for sale	201	189
Other changes in assets and liabilities:
Vehicle inventory	(1,025)	(676)
Accounts receivable	(82)	(56)
Other assets	(67)	(44)
Accounts payable and accrued liabilities	475	153
Operating lease right-of-use assets	9	2
Operating lease liabilities	(11)	(6)
Other liabilities	(16)	(16)
Net cash provided by operating activities	900	606
Cash Flows from Investing Activities:
Purchases of property and equipment	(166)	(96)
Proceeds from disposal of property and equipment	2	2
Payments for acquisitions, net of cash acquired	(40)	(51)
Principal payments received on and proceeds from sale of beneficial interests	75	45
Net cash used in investing activities	(129)	(100)
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	3,956	3,064
Payments on short-term revolving facilities	(3,943)	(3,058)
Proceeds from issuance of long-term debt	1,841	128
Payments on long-term debt	(1,774)	(696)
Payments of debt issuance costs	(20)	(15)
Payments of tax made on behalf of non-controlling members	(4)	(4)
Net proceeds from issuance of Class A common stock	—	536
Tax receivable agreement payments	(37)	(17)
Proceeds from equity-based compensation plans	5	38
Tax withholdings related to RSUs	(52)	(21)
Net cash used in financing activities	(28)	(45)
Net increase in cash, cash equivalents and restricted cash	743	461
Cash, cash equivalents, and restricted cash at beginning of period	2,429	1,760
Cash, cash equivalents, and restricted cash at end of period	$3,172	$2,221

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

The following table presents potentially dilutive securities, as of the end of the period, excluded from the computations of diluted net earnings per share of Class A common stock for the three and nine months ended September 30, 2026 and 2025:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025

	(in thousands)
Stock Options (1)	—	—	—	458
Restricted Stock Units (1)	784	4	796	24
Class A Units (2)	380,647	383,683	380,674	391,493
Class B Units (2)	6,484	6,683	6,488	7,098

(1) Represents number of instruments outstanding at the end of the period that were evaluated under the treasury stock method for potentially dilutive effects and were determined to be anti-dilutive.
(2) Represents the weighted-average as-converted LLC units that were evaluated under the if-converted method for potentially dilutive effects and were determined to be anti-dilutive.

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2026	2025	Change	2026	2025	Change

	(dollars in millions, except per unit amounts)			(dollars in millions, except per unit amounts)
Net sales and operating revenues:
Retail vehicle sales, net	$6,144	$3,996	53.8%	$16,479	$10,381	58.7%
Wholesale sales and revenues (1)	1,302	1,177	10.6%	3,723	3,064	21.5%
Other sales and revenues (2)	594	474	25.3%	1,646	1,274	29.2%
Total net sales and operating revenues	$8,040	$5,647	42.4%	$21,848	$14,719	48.4%
Gross profit:
Retail vehicle gross profit	$773	$539	43.4%	$2,066	$1,489	38.8%
Wholesale gross profit (1)	154	135	14.1%	464	378	22.8%
Other gross profit (2)	594	474	25.3%	1,646	1,274	29.2%
Total gross profit	$1,521	$1,148	32.5%	$4,176	$3,141	33.0%
Unit sales information:
Retail vehicle unit sales	217,385	155,941	39.4%	602,103	433,119	39.0%
Wholesale vehicle unit sales	111,119	80,369	38.3%	299,745	216,593	38.4%
Per unit revenue:
Retail vehicles	$28,263	$25,625	10.3%	$27,369	$23,968	14.2%
Wholesale vehicles (3)	$9,854	$11,721	(15.9)%	$10,262	$10,850	(5.4)%
Per retail unit gross profit:
Retail vehicle gross profit	$3,556	$3,456	2.9%	$3,431	$3,438	(0.2)%
Wholesale gross profit	708	866	(18.2)%	771	873	(11.7)%
Other gross profit	2,733	3,040	(10.1)%	2,734	2,941	(7.0)%
Total gross profit	$6,997	$7,362	(5.0)%	$6,936	$7,252	(4.4)%
Per wholesale unit gross profit:
Wholesale vehicle gross profit (4)	$963	$1,033	(6.8)%	$1,084	$1,043	3.9%

(1) Includes $8, $11, $34 and $28, respectively, of wholesale sales and revenues from related parties.
(2) Includes $129, $93, $360 and $248, respectively, of other sales and revenues from related parties.
(3) Excludes wholesale marketplace revenues and wholesale marketplace units transacted.
(4) Excludes wholesale marketplace gross profit and wholesale marketplace units transacted.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Three Months Ended
	September 30, 2025	December 31, 2025	March 31, 2026	June 30, 2026	September 30, 2026

	(in millions)
Compensation and benefits (1)	$209	$221	$245	$237	$255
Advertising	102	105	118	121	152
Market occupancy (2)	17	19	19	18	18
Logistics (3)	43	44	48	54	68
Other (4)	224	238	260	274	312
Total	$595	$627	$690	$704	$805

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2) Market occupancy costs include occupancy costs of our vending machine and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance and depreciation related to operating our own transportation fleet, and third-party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

We had the following total liquidity resources available as of September 30, 2026 and December 31, 2025:

	September 30, 2026	December 31, 2025

	(in millions)
Cash and cash equivalents	$3,049	$2,327
Availability under short-term revolving facilities (1)	2,071	2,052
Committed liquidity resources available	$5,120	$4,379
Super senior debt capacity (2)	1,500	1,500
Pari passu senior debt capacity (2)	750	750
Unpledged beneficial interests in securitizations (3)	133	110
Total liquidity resources (4)	$7,503	$6,739

(1)Availability under short-term revolving facilities is the available amount we can borrow under the Floor Plan Facility and Finance Receivable Facilities based on the value of pledgeable vehicle inventory and finance receivables on our balance sheet as of period end.
(2)Super senior debt capacity and pari passu senior debt capacity represents basket capacity to incur additional debt that could be senior or pari passu in lien priority to the collateral securing the obligations under the Senior Secured Notes and the Term Loan B, subject to the terms and conditions set forth in the indentures governing the Senior Secured Notes and the credit agreement governing the Term Loan B. The availability of such additional sources depends on many factors and there can be no assurance that financing alternatives will be available to us in the future.
(3)Unpledged beneficial interests in securitizations includes retained beneficial interests in securitizations that have not been previously pledged or sold. We historically have financed the majority of our retained beneficial interests in securitizations and expect to continue to do so in the future.
(4)We consider our total liquidity resources as an input into our planning. Our total liquidity potential is composed of cash and cash equivalents, availability under existing short-term revolving credit facilities, additional capacity under the indentures governing our Senior Secured Notes and the credit agreement governing our Term Loan B, and additional unpledged securities that can be financed using traditional asset-based financing.

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted EBITDA; Adjusted EBITDA margin; Gross profit, non-GAAP; Retail gross profit, non-GAAP; Wholesale gross profit, non-GAAP; Other gross profit, non-GAAP; Total gross profit per retail unit, non-GAAP; Retail gross profit per retail unit, non-GAAP; Wholesale gross profit per retail unit, non-GAAP; Other gross profit per retail unit, non-GAAP; SG&A expenses, non-GAAP; and Total SG&A expenses per retail unit, non-GAAP

The above measures are supplemental measures of operating performance that do not represent and should not be considered an alternative to net income, gross profit, or SG&A expenses, as determined by GAAP.

Adjusted EBITDA is defined as net income plus income tax provision (benefit), interest expense, net, other operating expense, net, other expense, net, depreciation and amortization expense in cost of sales and SG&A expenses, share-based compensation expense in cost of sales and SG&A expenses, and loss on debt extinguishment, minus revenue related to our Warrants. Adjusted EBITDA margin is Adjusted EBITDA as a percentage of total revenues. Adjusted EBITDA per unit is defined as Adjusted EBITDA divided by retail vehicle unit sales.

Gross profit, non-GAAP, Retail gross profit, non-GAAP, Wholesale gross profit, non-GAAP, and Other gross profit, non-GAAP are defined as the respective GAAP gross profits plus depreciation and amortization expense in cost of sales and share-based compensation expense in cost of sales, minus revenue related to our Warrants. Total gross profit per retail unit, non-GAAP, Retail gross profit per retail unit, non-GAAP, Wholesale gross profit per retail unit, non-GAAP, and Other gross profit per retail unit, non-GAAP are the respective gross profits, non-GAAP divided by retail vehicle unit sales.

SG&A expenses, non-GAAP is defined as GAAP SG&A expenses minus depreciation and amortization expense in SG&A expenses and share-based compensation expense in SG&A expenses. Total SG&A expenses per retail unit, non-GAAP is SG&A expenses, non-GAAP divided by retail vehicle unit sales.

We use these non-GAAP measures to measure the operating performance of our business as a whole and relative to our total revenues and retail vehicle unit sales. We believe that these metrics are useful measures to us and to our investors because they exclude certain financial, capital structure, and non-cash items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. These non-GAAP measures may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations.

A reconciliation of Adjusted EBITDA to net income, Gross profit, non-GAAP to gross profit, Retail gross profit, non-GAAP to retail gross profit, Wholesale gross profit, non-GAAP to wholesale gross profit, Other gross profit, non-GAAP to other gross profit, and SG&A expenses, non-GAAP to SG&A expenses, which are the most directly comparable GAAP measures, and calculations of Adjusted EBITDA margin, Total gross profit per retail unit, non-GAAP, Retail gross profit per retail unit, non-GAAP, Wholesale gross profit per retail unit, non-GAAP, Other gross profit per retail unit, non-GAAP, and Total SG&A expenses per retail unit, non-GAAP is as follows:

	Three Months Ended September 30,
(dollars in millions, except per unit amounts)	2024	2025	2026
Net income	$148	$263	$483
Income tax provision (benefit)	(1)	(4)	69
Interest expense, net	157	125	98
Other expense, net	29	154	11
Loss on debt extinguishment	4	14	53
Operating income	$337	$552	$714
Other operating expense, net	1	1	2
Depreciation and amortization expense in cost of sales	33	27	25
Depreciation and amortization expense in SG&A expenses	40	38	39
Share-based compensation expense in cost of sales	1	—	1
Share-based compensation expense in SG&A expenses	23	24	24
Warrant revenue	(6)	(5)	(5)
Adjusted EBITDA	$429	$637	$800

Retail vehicle unit sales	108,651	155,941	217,385
Net income per unit	$1,362	$1,687	$2,222
Adjusted EBITDA per unit	$3,948	$4,085	$3,680

Total revenues		$5,647	$8,040
Net income margin		4.7%	6.0%
Adjusted EBITDA margin		11.3%	10.0%

Gross profit		$1,148	$1,521
Depreciation and amortization expense in cost of sales		27	25
Share-based compensation expense in cost of sales		—	1
Warrant revenue		(5)	(5)
Gross profit, non-GAAP		$1,170	$1,542

Retail vehicle unit sales		155,941	217,385
Total gross profit per retail unit		$7,362	$6,997
Total gross profit per retail unit, non-GAAP		$7,503	$7,093

SG&A expenses		$595	$805
Depreciation and amortization expense in SG&A expenses		38	39
Share-based compensation expense in SG&A expenses		24	24
SG&A expenses, non-GAAP		$533	$742

Retail vehicle unit sales		155,941	217,385
Total SG&A expenses per retail unit		$3,816	$3,703
Total SG&A expenses per retail unit, non-GAAP		$3,418	$3,413

	Three Months Ended September 30,
(dollars in millions, except per unit amounts)	2025	2026
Retail gross profit	$539	$773
Depreciation and amortization expense in cost of sales	13	14
Share-based compensation expense in cost of sales	—	1
Retail gross profit, non-GAAP	$552	$788

Retail vehicle unit sales	155,941	217,385
Retail gross profit per retail unit	$3,456	$3,556
Retail gross profit per retail unit, non-GAAP	$3,540	$3,625

Wholesale gross profit	$135	$154
Depreciation and amortization expense in cost of sales	14	11
Wholesale gross profit, non-GAAP	$149	$165

Retail vehicle unit sales	155,941	217,385
Wholesale gross profit per retail unit	$866	$708
Wholesale gross profit per retail unit, non-GAAP	$955	$759

Other gross profit	$474	$594
Warrant revenue	(5)	(5)
Other gross profit, non-GAAP	$469	$589

Retail vehicle unit sales	155,941	217,385
Other gross profit per retail unit	$3,040	$2,733
Other gross profit per retail unit, non-GAAP	$3,008	$2,709